NEWS   from:

STEWART INFORMATION SERVICES CORPORATION P.O. Box 2029, Houston, Texas 77252-2029 www.stewart.com

Contact:	Ted C. Jones
Director - Investor Relations
(713) 625-8014

FOR RELEASE AT 6AM CDT

Stewart Reports Financial Results for the First Quarter 2011

HOUSTON, April 28, 2011 -- Stewart Information Services Corporation (NYSE-STC) today reported the results of its operations for the first quarter ended March 31, 2011 (dollar amounts are in millions, except for per share amounts):

	First Quarter (a)
	2011	2010
Total revenues	$366.4	$351.3
Pretax loss before noncontrolling interests	(6.4)	(29.7)
Income tax expense (benefit) (b)	3.1	(1.5)
Net loss attributable to Stewart	(10.3)	(29.0)
Net loss per share attributable to Stewart	(0.55)	(1.59)

(a)
The first quarter 2011 includes pretax charges totaling $5.7 million relating primarily to changes in the estimated legal costs for existing large losses.  The first quarter 2010 includes a $1.2 million pretax gain on the sale of an interest in a subsidiary.

(b)
Income tax expense (benefit) for the first quarters 2011 and 2010 includes income tax expense primarily related to taxes in foreign jurisdictions for our profitable international operations and on entities not included in our consolidated returns. We did not recognize the income tax benefit in the first quarters 2011 and 2010 relating to our pretax losses due to the recording of a valuation allowance against deferred tax assets. The valuation allowance will be evaluated for reversal as we return to profitability.

Stewart reported a net loss of $0.55 per diluted share for the first quarter 2011 compared with a loss of $1.59 per diluted share for the first quarter 2010, an improvement of 65.5 percent.  Although the first quarter is historically a slow three months in the real estate industry, with limited home sales activity and commercial transactions, results from operations improved significantly in the first quarter 2011 due to increased home sales and commercial transactions and fewer refinancing transactions.  By comparison, the first quarter 2010 had high refinancing activity and augmented home sales due to the $8,000 homebuyer tax credit that was originally set to expire in June 2010, somewhat offset by delays in closings related to implementation of a new HUD-1 Settlement Statement.

Total revenues increased 4.3 percent in the first quarter 2011 compared with the same period in 2010, but were down 18.5 percent sequentially from the fourth quarter 2010.  Total expenses decreased 2.2 percent and 14.0 percent from the first and fourth quarters 2010, respectively.

The Real Estate Information services segment (REI) once again achieved significant growth and profitability. REI revenues increased 171.9 percent and 34.7 percent, respectively, from the first and fourth quarters 2010.  REI pre-tax profit was $16.9 million in the first quarter 2011 compared to $1.5 million in the same quarter of 2010 and rose 55.5 percent sequentially from the fourth quarter 2010.

Total title revenues in the first quarter 2011 decreased 0.3 percent compared with the same quarter in 2010 and declined 19.7 percent sequentially from the fourth quarter 2010.  The decline resulted predominantly from a significant reduction in refinance activity as mortgage interest rates rose almost 100 basis points from mid-November 2010 to the end of March 2011 after remaining at historically low levels for most of 2010.  As a result, there was an estimated $156 billion in total U.S. residential refinance activity in the first quarter 2011 compared to $198 billion in the first quarter 2010, a reduction of 21.3 percent.  Revenues from direct operations for the first quarter 2011 increased 7.5 percent compared to the same quarter in 2010 and declined 19.9 percent compared to the fourth quarter 2010.

The title segment’s pretax loss improved 25.3 percent from the first quarter 2010 (45.6 percent excluding the charges and credit described in the table above).  Title orders closed per workday in our direct operations declined 13.3 percent and 10.3 percent from the first and fourth quarters of 2010, respectively. Title revenue per closed order in our direct operations for the first quarter 2011 increased 2.3 percent from the first quarter 2010 and was up 1.7 percent from the fourth quarter 2010 as our business mix shifted to include more commercial and home sales transactions and fewer refinance transactions. Independent agency revenues decreased 5.3 percent and 19.6 percent from the first and fourth quarters 2010, respectively. Agency revenues represented 57.9 percent of total title revenues for the first quarter 2011 compared to 61.0 percent for the first quarter 2010 and 57.9 percent for the fourth quarter 2010.

Declines in revenues from residential direct operations were somewhat offset by growth in our commercial business, which was up 28.3 percent from the first quarter 2010.  Results from international operations remained strong in the first quarter 2011.

In March 2011, the Regional Production Centers (RPCs) produced 65 percent of all affiliated title searches and commitments for our direct title business, compared to 52 percent in March 2010. In addition to reducing costs, we expect the improved utilization of our more highly-skilled RPC associates to reduce future claims related to the search and examination process.

Losses from title policy claims increased 18.5 percent for the first quarter 2011 compared to the same quarter 2010 and decreased 31.6 percent compared to the fourth quarter 2010. As a percentage of title revenues, title losses were 9.4 percent, 7.9 percent and 11.1 percent in the first quarter 2011, first quarter 2010 and the fourth quarter 2010, respectively.  Excluding the impact of the reserve strengthening charges and large losses in these periods, title losses were 7.7 percent in the first quarters 2011 and 2010 and 9.8 percent in the fourth quarter 2010. The first quarter 2011 included charges of $5.7 million relating primarily to changes in the estimated legal costs for the Citigroup matter discussed below, and the fourth quarter 2010 includes a $5.1 million reserve strengthening charge. Cash claim payments decreased 5.6 percent from the first quarter 2010 and 7.0 percent from the fourth quarter 2010, resulting in a return to a lower provisioning rate for title losses from the year 2010 level. We experienced no agency defalcation losses exceeding $1.0 million this quarter and only five such claims have been reported (averaging less than $1.5 million each) in the previous seven quarters.

Employee costs in the first quarter 2011 were down 2.3 percent sequentially from the fourth quarter 2010 and up 3.4 percent from the first quarter 2010. The first quarter increase in employee costs corresponded to the increase in revenues, especially in the REI segment and affiliated direct and commercial operations. Headcount has declined by over 150 since March 31, 2010 and approximately 70 since year end 2010. We anticipate a continued reduction in employee costs in 2011 as we complete deployment of a new and more efficient title production system and begin implementation of our new underwriter policy and claims management system.

Other operating expenses declined by 8.2 percent in the first quarter 2011 compared to the first quarter 2010 and dropped 16.4 percent from the fourth quarter 2010. The decline from the first quarter 2010 was primarily related to our ongoing efforts to reduce fixed costs, including insurance and occupancy costs, as well as lower variable costs relating to litigation and bad debts. The decline from the fourth quarter 2010, while influenced by these factors, was due primarily to reduced variable costs in conjunction with lower revenue.  We do not anticipate significant future reductions in the fixed cost component of these expenses.

Cash used by operations in the first quarter 2011 was $38.6 million compared to cash provided by operations of $13.6 million in the first quarter 2010.  However, the first quarter 2010 included the receipt of a tax refund of $50.9 million. We expect improved cash flow in the second quarter as the revenues generated by the REI segment are collected.

"Claims ratios continued to improve and we are completing our contractual negotiations for increased remittance levels from independent title agencies," said Malcolm S. Morris, chairman and co-chief executive officer. "Both of these are critical in our path to profitability in the title segment.  Our agents value the superior service they receive from Stewart’s highly trained agency support team.  While geographic shifts in business activity cause some quarter-to-quarter remittance rate fluctuation, as the year progresses the overall remittance rate should remain on an upward trajectory as we complete this nationwide transition to higher remittance levels.  In addition, we are highly encouraged by increasing activity in the commercial market."

"The REI segment remains a stellar performer in the company, and I am pleased with the good performance of our affiliated direct operations," said Stewart Morris, Jr., president and co-chief executive officer.  "Given the expectation of a record number of foreclosures this year and corresponding resales of the foreclosed properties by lenders in addition to short-sales and loan modifications, we anticipate continued success in our lender services and distressed real estate lines of business which will also benefit our core operations as title orders are generated," said Morris.  “Our combined affiliated direct and REI businesses delivered their second-best first quarter operating results in the company’s history.”

As previously disclosed, Citigroup Global Markets Realty Corp., and some of its borrowers through a third party claim, filed a lawsuit in Harris County, Texas against subsidiaries of ours with respect to title policies on 16 parcels of land in Mexico. We strongly believe that the claims related to these title policies are without merit and are vigorously defending against those claims.  A jury trial began February 15, 2011 and is continuing. Due to the complex factual and legal issues, including those involving Mexican law, it is not possible to reasonably estimate the ultimate outcome of this litigation or determine whether that outcome would materially affect our consolidated financial condition or results of operations.  We currently expect these proceedings to be submitted to the jury on or about April 28, 2011.  Regardless of the outcome of these proceedings, it is expected that this case will be appealed by one or more parties to the litigation, and by either the plaintiffs or defendants.

Stewart Information Services Corporation (NYSE-STC) is a customer-driven, technology-enabled, strategically competitive real estate information, title insurance and transaction management company.  Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries throughout the United States and in international markets.  Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax-deferred exchanges.  More information can be found at www.stewart.com.  Forward-looking statements. Certain statements in this report are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “will” or other similar words.  Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the severity and duration of current financial and economic conditions; continued weakness or further adverse changes in the level of real estate activity; changes in mortgage interest rates and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses on the need to further strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of our increased diligence and inspections in our agency operations; changes to the participants in the secondary mortgage market and the rate of refinancings that affect the demand for title insurance products; our ability to successfully consummate acquisitions, and our ability to successfully integrate and manage acquired businesses should opportunities arise; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of litigation claims by large classes of claimants; the ultimate outcome of the Citigroup case discussed herein; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries and underwriters as a source of cash flow; the continued realization of expected expense savings resulting from our expense reduction steps taken since 2008; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; our ability to respond to the actions of our competitors; failure to comply with financial covenants contained in our debt instruments; and inability to make scheduled payments on or refinance our indebtedness. We expressly disclaim any obligation to update any forward-looking statements contained in this report to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF OPERATIONS (condensed)
(In thousands of dollars, except per share amounts and except where noted)

	Three months ended March 31
	2011	2010
Revenues:
Title insurance:
Direct operations	139,230	129,505
Agency operations	191,809	202,571
Real estate information	31,385	11,542
Investment income	3,861	4,782
Investment and other gains – net	132	2,913
	366,417	351,313
Expenses:
Amounts retained by agencies	158,447	168,735
Employee costs	117,926	114,103
Other operating expenses	59,129	64,387
Title losses and related claims	31,200	26,337
Depreciation and amortization	4,830	5,936
Interest	1,278	1,558
	372,810	381,056

Loss before taxes and noncontrolling interests	(6,393)	(29,743)
Income tax expense (benefit)	3,131	(1,538)
Net loss	(9,524)	(28,205)
Less net earnings attributable to noncontrolling interests	769	758
Net loss attributable to Stewart	(10,293)	(28,963)

Net loss per diluted share attributable to Stewart	(0.55)	(1.59)
Average number of dilutive shares (000)	18,829	18,257

Segment information:
Title revenues	335,032	339,771
Title pretax loss before noncontrolling interests	(23,310)	(31,199)

REI revenues	31,385	11,542
REI pretax income before noncontrolling interests	16,917	1,456

Selected financial information:
Cash (used) provided by operations	(38,635)	13,603
Title loss payments - net of recoveries	35,915	38,055
Other comprehensive (loss) earnings	(389)	1,990

Number of title orders opened (000):
January	26.8	28.4
February	25.1	30.0
March	32.2	38.5
Quarter	84.1	96.9

Number of title orders closed (000): Quarter	61.9	61.1

	Mar 31 2011	Dec 31 2010
Stockholders’ equity	445,662	448,333
Number of shares outstanding (000)	19,123	18,375
Book value per share	23.31	24.40

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)

	March 31	December 31
	2011	2010
Assets:
Cash and cash equivalents	103,842	144,564
Cash and cash equivalents – statutory reserve funds	8,028	9,926
Total cash and cash equivalents	111,870	154,490

Short-term investments	32,789	33,457
Investments – statutory reserve funds	392,174	396,317
Investments – other	60,174	54,007
Receivables – premiums from agencies	40,151	45,399
Receivables – other	70,827	52,721
Allowance for uncollectible amounts	(20,038)	(19,438)
Property and equipment	60,290	61,569
Title plants	77,450	77,397
Goodwill	206,861	206,861
Intangible assets	7,967	8,228
Other assets	73,807	70,198

	1,114,322	1,141,206

Liabilities:
Notes payable	9,117	8,784
Convertible senior notes payable	64,382	64,338
Accounts payable and accrued liabilities	70,495	95,666
Estimated title losses	493,240	495,849
Deferred income taxes	31,426	28,236

	668,660	692,873

Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common stock and additional paid-in capital	151,711	143,265
Retained earnings	272,374	282,666
Accumulated other comprehensive earnings	13,220	13,609
Treasury stock	(4,330)	(4,330)
Stockholders’ equity attributable to Stewart	432,975	435,210
Noncontrolling interests	12,687	13,123
Total stockholders' equity	445,662	448,333

	1,114,322	1,141,206